Exhibit 99.8

Information marked below by a [                ] has been omitted pursuant to a request for confidential treatment filed separately with the Commission.

AMENDMENT 2

DEVELOPMENT, LICENSE AND COLLABORATION AGREEMENT

BETWEEN ROSLIN INSTITUTE (EDINBURGH), VIRAGENICS AND

VIRAGEN, INC. (the Agreement)

This Amendment 2 to the Agreement is hereby mutually agreed upon by the Parties hereto, as evidenced by authorised signatures below, and is effective from the last date of signature hereof. Unless the context herein otherwise requires, the words and expressions defined in the Agreement and/or in Amendment 1, shall have the same meaning in this Amendment 2.

Further to Amendment 1, effective 1st December 2005, the Parties agreed to extend the Project Period to an expiry date of 1st December 2006. The Parties now desire to continue development work for a subsequent six (6) month period to a new expiry date of 1st June, 2007 (the Amended Term), with further revised conditions to Amendment 1 as set forth below and according to the Project Workplan set out in the schedule annexed to and which forms part of this Amendment 2, which for the avoidance of doubt shall be the Project Workplan for the Amended Term (unless subsequently amended).

Except as stated specifically herein, all remaining sections of the Agreement and Amendment 1 will remain in force and in the event of any conflict or inconsistency between the terms of this Amendment 1, Amendment 2 and the Agreement, the following order of precedence shall prevail :- (i) Amendment 2; (ii) Amendment 1 ; and (iii) the Agreement.

From the effective date of this Amendment 2 and throughout the Amended Term, the Parties will focus on research and development activities related to the Project Workplan. It is understood that the activities detailed in the Project Workplan shall involve collaborative work between Viragen and Roslin. Other work previously agreed between the Parties and that ongoing shall continue but will be deprioritised in favour of that outlined in the Project Plan and shall be the subject of review from time to time by the Steering Committee. Work on existing birds will be minimised, and the total quantity of birds minimised in order to enable a focus of resources and expenditure on addressing the clusterin issue that is the subject of the Project Workplan

Throughout the Amended Term, the Steering Committee, as previously defined, shall have authority to revise and change the Project Workplan for the purpose of advancing the progress on any individual section of the Project Workplan, as may be recommended to the Steering Committee by the Roslin Institute, the Project Director or the scientific team working on the Project.

Costs throughout the Amended Term shall be [                ] per month, beginning December 1, 2006.

Viragen hereby agrees to continue to work with Roslin to draft, revise and have ready to execute as soon as practicable but no later than June 1, 2007, a new longer-term Collaboration Agreement, but which shall be contingent upon achievement of the goals of

CONFIDENTIAL

the Project Workplan set out in this Amendment. In the event the goals of Project Workplan are accomplished prior to the end of the Amended Term, the Parties may mutually agree to enter into a longer-term Agreement in advance of the expiration of the Amended Term. In the event the goals of the Project Workplan are not achieved prior to the expiration of the Amended Term, the Parties agree to meet and mutually agree on an appropriate course(s) of action. In any event, progress on achieving the goals of the Project Workplan will be reviewed in December 2006 and, if appropriate, Viragen may agree to extend the Amended Term for a further six months from 1st June 2007.

This Amendment shall expire on June 1, 2007 and shall not be extended or otherwise modified without the express written consent of the Parties.

IN WITNESS WHEREOF these presents consisting of this and the preceding together with the schedule annexed and identified as relative hereto are executed in duplicate as follows:

Subscribed for and on behalf of Roslin Institute (Edinburgh) At Roslin on June 12, 2006		Subscribed for and on behalf of Viragenics, Inc. at Plantation on June 9, 2006

By	/s/ Malcom Bateman	by	/s/ Dennis W. Healey
Title Financial Director		Title Executive VP & CFO

Before the following witness:		before the following witness:

Claire Aunes Neilson		Maggie C. Parenti
Witness Signature		Witness Signature

c/o Roslin Institute,		3688 San Simeon Circle, Weston, FL 33331
Witness Name		Witness Name

Roslin, Midlothian
Witness Address		Witness Address

Subscribed for and on behalf of Viragen, Inc. At Plantation on June 9, 2006		Before the following witness:

By	/s/ Charles A. Rice	/s/ Sandra K. Boyett
Title President & CEO		Witness Signature

Sandra K. Boyett
Witness Name

885 Gardenia Ln, Plantation, FL 33317
Witness Address

Information marked below by a [                ] has been omitted pursuant to a request for confidential treatment filed separately with the Commission.

This is the schedule referred to in the foregoing Amendment 2 among Viragen Inc., Roslin Institute (Edinburgh) and ViraGenics Inc.

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Objectives

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